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                              MONITORING AGREEMENT


         This Monitoring Agreement ("Agreement") is made and entered into on this the 14th day of April, 1995, by and between MASADA SECURITY, INC., a Delaware corporation ("Masada") and GLOBAL SECURITY, INC., formerly known as Global Security Systems of Virginia, Inc., a Virginia corporation (collectively referred to as "Global").

                                    RECITALS

         WHEREAS, Masada and Global have entered into an Asset Purchase Agreement dated April 14, 1995 (the "Purchase Agreement"), pursuant to which Global agrees to sell and Masada agrees to purchase certain customer accounts ("Accounts") located in the City of Richmond and its surrounding areas, State of Virginia, as more fully described therein; and

         WHEREAS, the Purchase Agreement requires that Global shall continue to monitor the Accounts through its subcontractors, Security Alliance Command Center, Inc. ("SACC") and Security Watch Central, Inc. ("SWC") until each of the Accounts is reprogrammed to Masada's central monitoring station;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Duration. This Agreement shall become effective on the 14th day of April, 1995. Masada shall have the unilateral right to terminate this Agreement in whole or in part by providing Global with 30 days' advance written notice of its intent to terminate.



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         2.      Monitoring Fees.  Masada shall not charge Global or any other person or entity for its monitoring services related to the Accounts for the period prior to the Closing (as defined in the Purchase Agreement) during which period Global shall reprogram the Accounts to Masada's central monitoring station up to a maximum of 90 days after the effective date of this Agreement. After such 90 day period, Masada shall charge Global a standard monthly monitoring fee per Account, a listing of which is attached hereto as Exhibit "A" and incorporated herein by this reference.

         3. Joint Obligations. Global's sole and exclusive obligations under this Agreement shall be to continue in its normal and customary manner through SACC and SWC to monitor and respond to signals received from the security alarm systems ("Systems") associated with the Accounts not yet programmed to Masada's central monitoring station and to reprogram the Accounts to Masada's central monitoring station. Upon receipt of a signal from a System, Masada shall make every reasonable effort to promptly notify, by telephone or other reasonable means, the agencies and/or persons whose names and telephone numbers are set forth on the emergency information data for such Account unless there is reasonable cause to believe that the receipt of such signal does not warrant such action. Upon the request of Global, Masada shall provide Global with a written summary of the signals received from all Systems during the period of this Agreement. Consistent with industry standards, Global, SACC and SWC may also take such other action as they deem appropriate in responding to a signal from a System.

         4. System Damage. In the event that any System becomes disabled or substantially damaged so that further monitoring to such System is impractical, Global shall notify Masada




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of such disability or damage and Global shall cooperate with Masada in attempting to reestablish service to such System.

         5. Indemnification. Global shall indemnify and hold Masada harmless from and against any and all losses, liabilities, damages and expenses, including reasonable attorneys' fees, that Masada may suffer or become liable for as a result or in connection with any intentional conduct, fraud or negligence on behalf of Global, its officers, employees, agents, subcontractors or representatives arising in connection with the monitoring or reprogramming of the Systems.

         6. Account Modifications. Global shall notify Masada immediately of any modification or termination of any Account. Masada shall take whatever action is required due to such modification or termination including, but not limited to, changing the emergency information data of an Account or disconnecting an Account.

         7. Assignment. Global shall not assign this Agreement in whole or in part. Masada shall have the right to assign this Agreement in whole or in part to any other corporation, limited liability company, partnership, association, proprietorship, or other business entity without notice to or approval by Global. Global shall have the right to subcontract any service which Global may be required to perform pursuant to this Agreement to SACC and SWC.

         8.      Miscellaneous.

                 (a) Conflict with Purchase Agreement. If this Agreement is found to be in conflict with the Purchase Agreement, then the provisions of the Purchase Agreement shall control to the extent there is such a conflict.





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                 (b)      Successors and Assigns.  This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (where permitted).

                 (c) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Alabama.

                 (d) Amendment. This Agreement may not be modified, changed, waived, or terminated, in whole or in part, except by a supplemental agreement signed by all of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                        MASADA SECURITY, INC.


                                        By: /s/ Terry W. Johnson
                                            ----------------------------
                                        Its: President



                                        GLOBAL SECURITY, INC.
                                        (f/k/a GLOBAL SECURITY SYSTEMS OF
                                        VIRGINIA, INC.)


                                        By: /s/  Timothy C. Mitchell
                                            ------------------------------
                                        Its: President